Citi Instiutional US Treasury Reserves
Results of a Special Meeting of Shareholders
On October 21, 2005, a Special Meeting of Shareholders was held to elect Trustees. The
following table provides the number of votes cast for, against or withheld as to each matter
voted on at the Special Meeting of Shareholders.
Election of Trustees1
     							Authority
Nominees			Votes For 		Withheld
Elliot J. Berv 			20,827,768,469.850 	382,072,043.200
Donald M. Carlton 		20,827,768,774.850	382,071,738.200
A. Benton Cocanougher 		20,827,768,774.850	382,071,738.200
Mark T. Finn 			20,829,314,668.160	380,525,844.890
Stephen Randolph Gross 		20,827,768,774.850	382,071,738.200
Diana R. Harrington 		20,826,756,929.850	383,083,583.200
Susan B. Kerley 		20,827,768,774.850	382,071,738.200
Alan G. Merten 			20,828,303,128.160	381,537,384.890
R. Richardson Pettit 		20,827,768,774.850	382,071,738.200
R. Jay Gerken 			20,827,768,774.850	382,071,738.200
1Trustees are elected by the Shareholders of all the series of the
Trust of which the Fund is a series.
Results of a Special Meeting of Shareholders
On November 15, 2005, a Special Meeting of Shareholders was
held to approve a new
management agreement. The following table provides the number of votes cast for, against,
as well as the number of abstentions and broker non-votes as to each matter voted on at the
Special Meeting of Shareholders.
Approval of New Management Agreement
     					Voted 				Broker
	     		  Voted For 	Against 	Abstentions 	Non-Votes
New Management Agreement  311,955,391 	- 	   	5,515,851 	29,135,422

Command Financial Press Composition . Tel 212/274-0070 .
Fax 212/274-8262